As filed with the Securities and Exchange Commission on October 2, 2013

Registration No. 333-_______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

FOREST CITY ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0863886 (I.R.S. Employer Identification No.)
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113
(Address of Principal Executive Offices)
___________________________

Forest City Enterprises, Inc. 1994 Stock Plan
(As Amended and Restated as of March 14, 2013)
(Full Title of the Plan)
___________________________

FCE Statutory Agent, Inc.
Terminal Tower, 50 Public Square, Suite 1360
Cleveland, Ohio 44113
(216) 621-6060
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A common stock, $0.33-1/3 par value per share	5,000,000 (1) (2)	$18.95	$94,750,000	$12,203.80

(1)
This Registration Statement includes 5,000,000 shares of Class A common stock, $0.33-1/3 par value per share, of Forest City Enterprises, Inc. (the “Registrant”), offered or to be offered by the Registrant under the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of March 14, 2013) (the “Plan”). This amount represents increases in the number of shares of Class A common stock authorized for issuance under the Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Class A common stock that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of the Registrant’s shares of Class A common stock reported on the consolidated reporting system of the New York Stock Exchange on September 30, 2013.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 5,000,000 shares of Class A common stock, $0.33-1/3 par value per share, available for issuance under the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of March 14, 2013) (the “Plan”). Our shareholders approved an amendment and restatement of the Plan on June 13, 2013, and, as a result, the number of shares of Class A common stock authorized for issuance under the Plan was increased by 5,000,000 to 21,750,000.
We initially registered 2,250,000 shares of Class A common stock for issuance under the Plan on a Form S-8 Registration Statement (File No. 333-61925) filed with the Securities and Exchange Commission (the “Commission”) on August 20, 1998. On November 14, 2001, we had a 3-for-2 stock split, which increased the number of shares of Class A common stock registered on the Form S-8 to 3,375,000 pursuant to the anti-dilution provisions of the Securities Act of 1933, as amended (the “Securities Act”). We subsequently filed with the Commission a Post-Effective Amendment No. 1 to Form S-8 on January 20, 2005, and a Post-Effective Amendment No. 2 to Form S-8 on January 25, 2005. On January 20, 2005, we amended our Form S-8 Registration Statement (File No. 333-61925) by registering an additional 2,500,000 shares of Class A common stock for issuance under the Plan by filing a Form S-8 Registration Statement (File No. 333-122172). On July 11, 2005, we had a 2-for-1 stock split, which increased the number of shares of Class A common stock registered on the Form S-8 to 11,750,000 pursuant to the anti-dilution provisions of the Securities Act. We subsequently filed a Post-Effective Amendment No. 1 to Form S-8 on May 3, 2007. On September 11, 2008, we amended our Form S-8 Registration Statement (File No. 333-61925) by registering an additional 1,000,000 shares of Class A common stock for issuance under the Plan by filing a Form S-8 Registration Statement (File No. 333-153444). On September 9, 2010, we amended our Form S-8 Registration Statement (File No. 333-61925) by registering an additional 4,000,000 shares of Class A common stock for issuance under the Plan by filing a Form S-8 Registration Statement (File No. 333-169287), which brought the total number of shares of Class A common stock registered for issuance under the Plan to 16,750,000. Pursuant to General Instruction (E) of Form S-8, the contents of the Registration Statement Nos. 333-61925, 333-122172, 333-153444 and 333-169287 are incorporated herein by reference, except that the provisions contained in Part II of the Form S-8 Registration Statement Nos. 333-61925, 333-122172, 333-153444 and 333-169287) are modified as set forth in this Registration Statement.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART I
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information required by Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which the Registrant has filed with the Commission, are incorporated herein by reference:
1.    The Registrant’s Annual Report on Form 10-K for the year ended January 31, 2013 filed on March 27, 2013, as amended on April 30, 2013;
2.    The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2013 and July 31, 2013, filed on June 6, 2013 and September 5, 2013, respectively;
3.    The Registrant’s Current Reports on Form 8-K filed on February 26, 2013 (two reports), April 17, 2013, April 23, 2013, May 31, 2013, June 17, 2013, July 8, 2013, July 15, 2013 (two reports), July 16, 2013, July 19, 2013, July 22, 2013, July 23, 2013, July 24, 2013, August 5, 2013, September 11, 2013 and October 1, 2013; and
4.    The description of the Registrant’s Class A common stock contained in its Registration Statement on Form 10 and all amendments or reports filed with the Commission for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitutes a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
Certain legal matters incident to the issuance and validity of the shares of Class A common stock have been passed upon for us by Geralyn M. Presti, Executive Vice President, General Counsel and Secretary of the Registrant. As of October 1, 2013, Ms. Presti owned 31,906 shares of our Class A common stock, including 20,103 restricted shares; 70,533 options to purchase shares of our Class A common stock, of which 60,860 are currently exercisable or exercisable within 60 days; and 13,642 performance shares, which may be paid in shares of Class A common stock at a later date based on the Registrant’s performance.
Item 8. Exhibits.
The Exhibits to this Registration Statement are listed in the Exhibit Index following the Signatures section of this Registration Statement and are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on October 2, 2013.

FOREST CITY ENTERPRISES, INC.

By: /s/ ROBERT G. O’BRIEN
Robert G. O’Brien
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ *	Chairman of the Board and Director	October 2, 2013
Charles A. Ratner

/s/ *	President, Chief Executive Officer and Director	October 2, 2013
David J. LaRue	(Principal Executive Officer)

/s/ *	Executive Vice President and Chief Financial Officer	October 2, 2013
Robert G. O’Brien	(Principal Financial Officer)

/s/ *	Senior Vice President, Chief Accounting Officer and	October 2, 2013
Charles D. Obert	Corporate Controller (Principal Accounting Officer)

/s/ *	Executive Vice President and Director	October 2, 2013
Bruce C. Ratner

/s/ *	Executive Vice President and Director	October 2, 2013
Brian J. Ratner

/s/ *	Executive Vice President and Director	October 2, 2013
Deborah Ratner Salzberg

/s/ *	Executive Vice President and Director	October 2, 2013
Ronald A. Ratner

/s/ *	Director	October 2, 2013
Arthur F. Anton

/s/ *	Director	October 2, 2013
Kenneth J. Bacon

/s/ *	Director	October 2, 2013
Scott S. Cowen

/s/ *	Director	October 2, 2013
Michael P. Esposito, Jr.

/s/ *	Director	October 2, 2013
Deborah L. Harmon

/s/ *	Director	October 2, 2013
Stan Ross

/s/ *	Director	October 2, 2013
Louis Stokes

* Robert G. O’Brien, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above officers and directors pursuant to a power of attorney filed with the Commission as Exhibit 24.1 to this Registration Statement.

October 2, 2013	By:	/s/ ROBERT G. O’BRIEN
Robert G. O’Brien, Attorney-in-Fact

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1
Amended Articles of Incorporation of Forest City Enterprises, Inc., restated effective October 1, 2008, incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended October 31, 2008 (File No. 1-4372).

4.1.1
Certificate of Amendment by Directors to the Amended Articles of Incorporation of Forest City Enterprises, Inc., dated March 4, 2010 (setting forth Section C(2), Article IV, Preferred Stock Designation of the Series A Cumulative Perpetual Convertible Preferred Stock), incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on March 9, 2010 (File No. 1-4372).

4.1.2
Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Forest City Enterprises, Inc., dated June 25, 2010, incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-Q for the quarter ended July 31, 2010 (File No. 1-4372).

4.2	Code of Regulations, as amended August 11, 2010 (Corrected), incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended October 31, 2011 (File No. 1-4372).

4.3	Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of March 14, 2013), incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on June 17, 2013.

5.1*	Opinion of General Counsel of Forest City Enterprises, Inc. as to the legality of the securities being registered that constitute original issue shares.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of McGladrey, LLP.

23.3*	Consent of Novogradac and Company LLP.

23.4*	Consent of General Counsel of Forest City Enterprises, Inc. (included in Exhibit 5.1).

24.1*	Power of Attorney.

* Filed herewith.